QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT ("Agreement") is executed as of the 19th day of September 2001, by and between KEVIN ELLIOTT, an individual ("Employee"), EN POINTE TECHNOLOGIES SALES, INC., a Delaware corporation (the "Company"), with reference to the following facts:

    A.  Employee is an individual possessing unique management and executive talents of value to the Company.

    B.  The Company desires to engage Employee as the Senior Vice President of Sales of the Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

AGREEMENT

    In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

1.
Term. The Company hereby engages Employee to perform his new duties and render the services set forth in Section 2 for a period commencing on September 17, 2001 (the "Start Date") and ending on the third anniversary of such date, (the "Employment Period") and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary prior to expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of an Employment Period for an additional one (1) year employment period.

2.
Duties.

2.1.
Senior Vice President of Sales: Performing executive work of importance to the Company, with the primary focus being the profitable management and profitable growth of the Company. During the Employment Period, Employee shall devote his business time and attention to performing his duties as Senior Vice President of Sales of the Company. He shall: 1) continue to build and supervise sales teams to profitably sell the company's products and services to customers of the Company; 2) manage the overall direction, coordination, and evaluation of the Company's sales teams to achieve or exceed both the gross margin and gross revenue targets of the Company; 3) assist the Chief Operating Officer in formulating and administering Company policies; 4) obtain profitable sales at the branches (including the headquarters branch) and virtual branches through supervision and direction of sales management; 5) review and analyze the activities, costs, operations of the branches (including the headquarters branch) and virtual branches to define and to track their progress toward achieving their goals and objectives; 6) carry out supervisory responsibilities in accordance with Company policies, and applicable laws; 7) interview, hire and train sales managers and staff; 8) plan, assign and direct the work of sales managers and staff, appraise their performance, reward and discipline them, and address their complaints; 9) open new branches as necessary; 10) submit all required documentation in a timely manner. The above description of duties in non-exhaustive. Employee shall work out of the Company's headquarters and shall report to the Chief Operating Officer.

    Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and to its stockholders to eliminate the position of Senior Vice

    President of Sales of this Company or to appoint a different person as such officer of this Company. The parties agree however, that any such elimination or replacement of Employee by the Company, other than pursuant to Section 2.2 or Section 4.1 or 4.2.1 or 4.3.2 hereof, shall constitute a termination of Employee's employment hereunder by the Company without cause.

  2.2.
  Change of Control. Notwithstanding the terms of Section 2.1 above, if the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the form of Parent's Stock Option Agreement, a copy of which is attached hereto as Exhibit A), this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and in such case shall bear a suitable title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 4.6.2(iii).

  2.3.
  Conflict of Interest. Employee agrees that during the term of employment and for a period of eighteen (18) months thereafter, employee will not, directly or indirectly, compete with the Company in any way, or usurp any Company opportunity in any way, nor will Employee act as an officer, director, employee, consultant, stockholder, lender or agent of any entity which is engaged in any business in which the Company is now engaged or in which the Company becomes engaged during the term of employment. The Company is now engaged in the business of reselling computer hardware, software and peripherals, primarily to corporate and governmental accounts, and in the business of selling computer systems consulting, help and maintenance services, also primarily to corporate and governmental accounts. The company is not now engaged in the business of manufacturing computers or their primary components, nor is it now in the business of reselling computers to non-end users. The Company may become engaged in the business of assembling computers from primary components manufactured by others and may become engaged in the business of catalog, mail-order or internet sales. Employee also agrees that during the term of employment and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, offer employment or a consulting agreement to any Company employee, nor will Employee, nor Employee's employer, directly or indirectly, whether on his own behalf or on behalf of another, actually employ or grant a consulting assignment to and Company employee. Employee also agrees that during the term of employment and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another contact or solicit any of Company's clients to do business with any other entity other than the Company.

3.
Compensation. As compensation for his services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:

3.1.
Base Salary. Employee's base salary shall be $190,000.00 per year, subject to an annual increase (if any) in the sole discretion of the Board of Directors, payable in accordance with the Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

  3.2.
  Bonus. A total Bonus potential of $170,000 per year, calculated as follows:

  3.2.1.
  Quarterly Revenue Bonus. Effective October 1, 2001, Employee shall be eligible to earn up to $85,000 per year in bonuses based on Company's attainment of top line revenue during the following fiscal quarters:

Fiscal Quarter	Top Line Revenue Must Exceed	Bonus
1st Quarter of Fiscal Year 2002	$106,000,000.00	$21,250.00
2nd Quarter of Fiscal Year 2002	$104,000,000.00	$21,250.00
3rd Quarter of Fiscal Year 2002	$112,000,000.00	$21,250.00
4th Quarter of Fiscal Year 2002	$117,000,000.00	$21,250.00

Totals	$439,000,000.00	$85,000.00

      If cumulative top-line revenue, without considering any bonus payments, is $439,000,000.00 through the one-year period of the bonus calculation, Employee receives the aggregate $85,000 bonus less any bonus and/or draw previously received. Bonus is not guaranteed but, if earned, shall be payable 60 days after the end of each such quarter, except for any bonus payable for the fourth quarter of fiscal 2001, which shall be payable 90 days after the end of such quarter. Bonus applicable to subsequent quarters, if any, shall be in the sole discretion of the Board of Directors. If any bonus is declared or paid, it shall be subject to such withholding as is required by law. "Top line revenue" as the term is used in this Section 3.2.1, shall mean top-line revenue from the core business of the Company excluding financial results from consolidation with, or any revenue from, or investments in, firstsource corp., SupplyAccess, Inc., enRamp Inc., or En Pointe Technologies Ventures, Inc., and other outside investments, and including any bonus payable under this Section 3.2, but also excluding any "recaptures" resulting from any settlements of litigation matters regarding which charges have been previously recorded, or any "recaptures" resulting from re-categorization of the Ontario facility, regarding which charges have been previously recorded, all calculated in accordance with generally accepted accounting principals.

    3.2.2.
    Draw Against Quarterly Revenue Bonus. For the fiscal quarter, which begins on October 1, 2001 and ends on December 31, 2001, Employee shall be paid a draw against potential revenue bonus per the schedule shown below. Receipt of the draw is contingent upon continued employment during the time period for which the draw applies. Thus, termination of employment during the draw period will result in the loss of any portion of the draw that was scheduled to be earned after the date of termination.

      All draw paid shall be "recoverable" against bonus earned by Employee. "Recoverable" is defined to mean that if, as of December 31, 2001, draw paid exceeds revenue (or pre-tax net income) bonus earned for the above referenced fiscal quarter, then the negative bonus balance will be carried forward to future fiscal quarters applied against any future bonuses earned until said negative balance has been erased in full. Alternately, "recoverable" shall also mean that if revenue bonus earned for the above referenced fiscal quarter exceeds draw paid, then revenue bonus paid shall be equal to revenue bonus earned less all draw paid.

Pay Date	Draw
10/07/01	$7,084
11/07/01	$7,083
12/07/01	$7,083

Total Draw Paid:	$21,250
    3.2.3.
    Quarterly Pre-tax Net Income Bonus. Effective October 1, 2001, Employee shall be eligible to earn up to $85,000 per year in bonuses based on Company's attainment of pre-tax net income during the following fiscal quarters:

Fiscal Quarter	Pre-Tax Net Income Must Exceed	Bonus
1st Quarter of Fiscal Year 2002	$650,000.00	$21,250.00
2nd Quarter of Fiscal Year 2002	$750,000.00	$21,250.00
3rd Quarter of Fiscal Year 2002	$1,100,000.00	$21,250.00
4th Quarter of Fiscal Year 2002	$1,250,000.00	$21,250.00
Totals	$3,750,000.00	$85,000.00

      If cumulative pre-tax net income, without considering any bonus payments, is $3,750,000.00 through the one-year period of the bonus calculation, Employee receives the aggregate $85,000 bonus less any bonus previously received. Bonus is not guaranteed but, if earned, shall be payable 60 days after the end of each such quarter, except for any bonus payable for the fourth quarter of fiscal 2001, which shall be payable 90 days after the end of such quarter. Bonus applicable to subsequent quarters, if any, shall be in the sole discretion of the Board of Directors. If any bonus is declared or paid, it shall be subject to such withholding as is required by law. "Pre-tax net income" as the term is used in this Section 3.2.3, shall mean pre-tax income from the core business of the Company excluding financial results from consolidation with, or any revenue from, or investments in, firstsource corp., SupplyAccess, Inc., enRamp Inc., or En Pointe Technologies Ventures, Inc., and other outside investments, and including any bonus payable under this Section 3.2.3, but also excluding any "recaptures" resulting from any settlements of litigation matters regarding which charges have been previously recorded, or any "recaptures" resulting from re-categorization of the Ontario facility, regarding which charges have been previously recorded, all calculated in accordance with generally accepted accounting principals.

      All bonuses are not guaranteed. Bonus applicable to subsequent periods, if any, shall be in sole discretion of the Board of Directors. If any bonus is declared or paid, it shall be such withholding as is required by law.

  3.3.
  Benefits.

  3.3.1.
  Vacation. Employee shall be entitled to vacation time as he has accrued each pay period since his date of hire, less any vacation taken, as follows: (i) for years 1 to 5 since his date of first hire, 3.34 hours accrued per pay period (24 pay periods per year), subject to 80 hours per year maximum; (ii) for years after 5 since his date of first hire, 5 hours accrued per pay period (24 pay periods per year), subject to 120 hours per year maximum. In the event Employee does not use such vacation, he shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated as having accrued at the applicable base salary for each relevant period of his employment. However, Employee shall endeavor to take vacation time in the year in which it is allocated to him.

    3.3.2.
    Business Expenses; Lodging. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company and in compliance with procedures established from time to time by the Company. The Company shall reimburse Employee for up to $1,200 per month for business lodging in the Los Angeles area.

    3.3.3.
    Other Benefits. Company shall provide Employee with such employment benefits as 401(k) participation, automobile allowance, medical insurance and disability insurance, on the terms and to the extent generally provided by the Company to its senior executive employees. 401(k) participation, medical insurance and disability insurance shall commence on first of the month following date of hire.

    3.3.4.
    Stock Options.

    3.3.4.1.
    Grant as Employee. The parent company of Company shall grant Employee incentive stock options for 50,000 shares of parent company of Company, with the exercise price being the market price at close of trading on Employee's first hire date, and subject to the other terms of Parent's form of stock option agreement, a copy of which is attached hereto as Exhibit A, except that vesting generally, shall be over four (4) years as follows: 25% vesting equally over six (6) months from Employee's first hire date and the remaining 75% vests equally over the following fourteen (14) quarters, and except that "change of control" vesting shall not be triggered by a "change in control". The issuance of the options is subject to stockholder approval of an amendment to Parent's 1996 Stock Incentive Plan and approval by Parent's Board of Directors Compensation Committee; if there is no shareholder approval, any options in excess of those presently available under the unamended plan will be canceled.

    3.3.5.
    Other Persons. The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this Agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.

4.
Termination.

4.1.
Termination by Reason of Death or Disability. The Employment Period shall terminate upon the death or permanent disability (as defined below) of Employee.

4.2.
Termination by Company.

4.2.1.
The Company may terminate the Employment Period for "cause" by written notice to Employee.

4.2.2.
The Company may terminate the Employment Period for any other reason, with or without cause, by written notice to Employee.

  4.3.
  Termination by Employee.

  4.3.1.
  Employee may terminate the Employment Period for "good reason" at any time by written notice to the Company.

  4.3.2.
  Employee may terminate the Employment Period for any other reason by written notice to the Company.

  4.4.
  Severance Pay.

  4.4.1.
  In the event the Employment Period is terminated by the Company for any reason other than pursuant to Section 4.2.1 or 4.3.2 hereof or if the Employment Period is terminated because of the death or disability of Employee pursuant to Section 4.1, upon the effectiveness of any such termination, the Company shall be obligated to pay to Employee (or his executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of effectiveness of such termination and, in addition, a cash severance payment equal to six (6) months' total base salary, at the rates set forth herein, and such other benefits as may be required by law.

  4.4.2.
  In the event the Employment Period is terminated by the Company pursuant to Section 4.2.1 hereof, the Employment Period is terminated by Employee pursuant to Section 4.3.2 hereof, or the Employment Period is terminated by the Company or Employee for any reason after the first anniversary of the Start Date, the Company shall have no obligation to pay any severance pay to Employee. The Company shall, however, be obligated to pay to Employee (or his executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of termination and shall provide such other benefits as may be required by law.

  4.5.
  Termination Benefits. In the event of termination of the Employment Period pursuant to Section 6.2 or 6.3(a), the Company shall provide Employee, Employee's spouse and children with such normal medical insurance, on the terms and to the extent generally provided by the Company to its executive employees of the level comparable to Employee, for a period of one (1) year from the date of the termination of the Employment Period.

  4.6.
  Certain Definitions. For purposes of this Agreement:

  4.6.1.
  The term "cause" shall mean those acts identified in Section 2924 of the California Labor Code, as that section exists on the date of this Agreement, to wit, any willful breach of duty by the Employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it

  4.6.2.
  The term "good reason" shall mean the occurrence of one or more of the following events without the Employee's express written consent; (i) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced; or, (iii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

  4.6.3.
  The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Company on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employee absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms as it deems proper.

5.
Employee Benefit Plans. Any employee benefit plans in which Employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company's existing plans.

6.
Miscellaneous.

6.1.
Arbitration/Governing Law. To the fullest extent permitted by law, any dispute, claim or controversy of any kind (including but not limited to tort, contract and statute) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Los Angeles County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and Employee agree to waive any objection to personal jurisdiction or venue in any forum located in Los Angeles County, California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having Jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

6.2.
Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company, and all such successors and assigns shall specifically assume this Agreement. Since this Agreement is based upon the unique abilities of, and the Company's personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

6.3.
Severability. If any provision of this Agreement shall be found invalid, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

6.4.
Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

6.5.
Entire Agreement. This instrument, together with the plans referred to in Section 5, contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

6.6.
Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 8.6) shall be as follows:

If to Employee:	Kevin Elliott

If to the Company:	En Pointe Technologies, Inc. 100 N. Sepulveda Blvd., 19th Floor El Segundo, CA 90245 Attention: CEO
  6.7.
  Headings. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

  6.8.
  Further Assurances. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

  6.9.
  Attorneys' Fees. In the event any party hereto commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses reasonably incurred in such action, and the amount thereof shall be included in any judgment or award granted under Section 8.1.

  6.10.
  Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  6.11.
  Separate Counsel. The Company has been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel review and negotiate this Agreement and Employee has either obtained his own counsel or has elected not to obtain counsel.

    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

"EMPLOYEE"	"COMPANY"

EN POINTE TECHNOLOGIES SALES, INC., a Delaware corporation
By:

Kevin Elliott	Tom Scott, Chief Operating Officer

QuickLinks

EXECUTIVE EMPLOYMENT AGREEMENT